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                                                                  Exhibit 11

                           Ugly Duckling Corporation
              Schedule of Computation of Earnings (Loss) Per Share
                  Years Ended December 31, 1996, 1995 and 1994


                                                  1996                         1995                          1994
                                         -----------------------     ------------------------      -------------------------
                                                         FULLY                         FULLY                         FULLY
                                          PRIMARY       DILUTED        PRIMARY        DILUTED        PRIMARY        DILUTED
                                          -------       -------        -------        -------        -------        -------

Net earnings (loss)                     $5,866,000    $5,866,000    $(3,972,000)   $(3,972,000)   $(1,967,000)   $(1,967,000)

Preferred dividends                       (916,000)     (916,000)             0              0              0              0
                                        ----------    ----------    -----------    -----------    -----------    -----------

Net earnings (loss) available to
  common shares                         $4,950,000    $4,950,000    $(3,972,000)   $(3,972,000)   $(1,967,000)   $(1,967,000)
                                        ==========    ==========    ===========    ===========    ===========    ===========

Earnings (loss) per share               $     0.60    $     0.60(a) $     (0.67)   $     (0.67)   $     (0.35)   $     (0.35)
                                        ==========    ==========    ===========    ===========    ===========    ===========

Weighted average common shares
  outstanding                           $7,887,000    $7,887,000    $ 5,522,000    $ 5,522,000    $ 5,214,000    $ 5,214,000

Common equivalent shares outstanding
  using the treasury stock method          396,000       430,000        370,000        370,000        370,000        370,000

Weighted average common and common      ----------    ----------    -----------    -----------    -----------    -----------
  equivalent shares outstanding         $8,283,000    $8,317,000    $ 5,892,000    $ 5,892,000    $ 5,584,000    $ 5,584,000
                                        ==========    ==========    ===========    ===========    ===========    ===========

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.